EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Loudeye Announces Record Third Quarter Revenues and
Significant Increase in Deferred Revenue

Revenues increase 81% and deferred revenue increases 340% from prior year due to digital music store services

Seattle, WA – November 4, 2004 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced preliminary financial results for the third quarter ended September 30, 2004.

Third Quarter 2004 Financial Highlights

•	Revenues. Revenues increased to $5.1 million in the current quarter, compared with revenues of $3.1 million in the second quarter of 2004 and $2.8 million in the prior year quarter. This represents a 62% increase from the second quarter of 2004 and an 81% increase from the prior year period. The increase in revenues was primarily due to the inclusion of Loudeye’s recent acquisition of OD2 for the full quarter.

•	Deferred revenue. Deferred revenue grew significantly to $5.5 million at quarter end, an increase of 99% from June 30, 2004 and 340% from September 30, 2003. This increase was primarily due to incremental license fees generated during the quarter from new customer contracts.

•	Net Loss. For the quarter, GAAP net loss was $5.0 million or $0. 06 per share, compared to a GAAP net loss of $2.6 million or $0.04 per share in the second quarter of 2004 and $2.3 million or $0.05 per share in the prior year quarter.

•	Pro Forma Net Loss.* Pro forma net loss for the quarter totaled $4.3 million or $0.05 per share, compared to a pro forma net loss of $1.9 million or $0.03 per share in the second quarter of 2004 and $0.9 million or $0.02 per share in the prior year quarter.

•	Cash and Investments. Cash, cash equivalents, marketable securities and restricted investments were $25.0 million as of September 30, 2004.

* Pro forma net loss excludes charges related to the amortization of intangibles and other assets, depreciation expense, charges relating to stock-based compensation, gain on sale of media restoration assets, net interest income and special charges. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below after the accompanying condensed consolidated statements of operations.

Recent Operating Highlights

•	Signing eight new digital music customer contracts in the third quarter.

•	Launching the AT&T Wireless Services mMode™ Music Store, the first-ever mobile music store in the U.S.

•	Entering into a multi-year agreement with Nokia to develop and deliver an advanced global wireless digital music platform for mobile carrier operators and their subscribers worldwide. This agreement includes a multi-million dollar initial commitment to Loudeye for development fees and defines a strategic global collaboration framework between the companies.

•	Launching MSN Music stores across four new European countries, Austria, the Netherlands, Spain and Switzerland, to bring to 10 the number of countries which feature MSN Music stores powered by Loudeye.

•	Entering into a new agreement with Wanadoo, a France Telecom brand and European leader in broadband Internet access, confirming Loudeye’s OD2 services as the preferred content provider of digital audio music for Wanadoo services in Europe, and launch of new Wanadoo digital music stores in Spain and the Netherlands. With this new agreement, Wanadoo will operate its Loudeye-powered online Music Club in France, UK, Spain and the Netherlands.

•	Launching two new services including MusicStore Mobile, which will enable companies — such as mobile operators, portals, retailers and content owners — to rapidly launch advanced wireless digital music services for their customers by combining an intuitive music service on mobile handsets with a feature rich online music store, and Overpeer content protection services for the European marketplace, providing content owners ability to protect the unauthorized distribution of their assets on peer-to-peer networks.

“We delivered a record quarter in terms of revenues and deferred revenue, launched the first full-song wireless music platform for one of the largest carriers in the United States, signed a strategic contract with the largest mobile handset provider in the world, and expanded relationships with some of the largest brands online such as MSN and Wanadoo,” said Jeff Cavins, Loudeye’s president and chief executive officer. “With these achievements, and our expanded R&D effort, we are positioned to benefit from increased adoption of digital music and media both online and through wireless networks. By deploying our digital media platform and leveraging our unique global reach, customers can deliver a next generation digital music experience on the major networks where users consume media.”

Forward-Looking Financial Guidance

While future results are subject to change, Loudeye currently anticipates that revenues for the quarter ending December 31, 2004 will be approximately $5.2 million to $5.7 million and pro forma net loss will be between $3.8 million and $4.2 million. GAAP net loss is expected to be between $4.8 million and $5.2 million. The anticipated difference between GAAP net loss and pro forma net loss results from amortization of intangibles and other assets, depreciation expense, charges related to stock-based compensation, net interest income and special charges. Loudeye currently expects to achieve pro forma profitability by the end of 2005.

“We believe that our market opportunity is large, and our assets and customers position us uniquely to play a leadership role in our market. Our long-term prospects are as strong as ever, with 78 digital music stores live and an early position in the mobile music market. Our fourth quarter guidance reflects continued investment in R&D, which we believe will attract new customers globally, further optimize existing customer deployments and improve end user experience, all of which we believe will contribute to increased consumer adoption and transaction volumes in the future,” said Larry Madden, Loudeye’s chief financial officer. “Our integration of our OD2 acquisition is ongoing and we expect to realize efficiencies and cost savings in coming quarters as we leverage combined R&D efforts, operational infrastructures and a global sales and marketing organization.”

Forward-looking financial guidance is based upon current expectations as of the date of this release and is based upon limited available information which is dynamic and subject to risk and uncertainty. Results may be materially affected by many factors including those described in the Forward-Looking Statements section below.

The historical results represent management’s current expectations and are preliminary and may be subject to change based upon the filing of Loudeye’s Form 10-Q for the quarter ended September 30, 2004.

Third Quarter 2004 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the third quarter 2004 results’ webcast and slide presentation is as follows:

Date:	Thursday, November 4, 2004

Time:	5:00 p.m. EDT / 2:00 p.m. PDT

Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; live and archived; Webcast from http://www.loudeye.com/common/aboutus/investorrelations/earningscalls.asp

Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

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Contacts:
Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399,
kdemarco@mprm.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward-Looking Statements

This press release, management’s audio webcast and the slide presentation accompanying management’s audio webcast contain forward-looking information within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Forward-Looking Financial Guidance, statements about growth, ability to attract and win new customers, and increased focus on operations and other factors. The words or phrases “expects,” “may affect,” “anticipates,” “may depend,” “believes” and similar words and phrases are intended to identify such forward-looking statements. Loudeye’s forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties beyond Loudeye’s control that affect its business, including but not limited to: limited visibility of future demand for its products and services; end-consumer demand for digital music; current uncertainties in Loudeye’s marketplace which may affect expected demand, customer selection criteria and sales cycles; variability in the amount and timing of expenses and cash usage; foreign exchange risk; difficulties encountered in the integration of acquisitions into Loudeye’s operations or the failure to achieve the efficiencies and cost savings expected from that integration; changes in capital requirements as a result of acquisitions; increased competition; and Loudeye’s ability to retain key personnel.

Loudeye’s forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in its filings with the Securities and Exchange Commission, including Loudeye’s annual report on Form 10-K, quarterly filings on Form 10-Q and current reports on Form 8-K (available through EDGAR at www.sec.gov). Loudeye assumes no obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

The press release and webcast contain financial metrics that are not based on accounting principals generally accepted in the United States, or GAAP. Management believes the pro forma presentation enhances an overall understanding of Loudeye’s financial performance, and is used by management for that purpose. To supplement Loudeye’s consolidated financial statements presented on a GAAP basis, we have included non-GAAP “pro forma” measures of operating results which exclude certain costs and expenses identified below. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for amortization of intangibles and other assets, depreciation expense, charges related to stock-based compensation, loss on the sale of media restoration assets, net interest income and special charges. Included below in this press release is a tabular reconciliation of the non-GAAP financial measures to Loudeye’s GAAP financial results for the quarter ended September 30, 2004.

Estimated pro forma profitability provided in Loudeye’s Forward-Looking Financial Guidance above is calculated consistently with Loudeye’s historical practice of calculating pro forma net loss by excluding certain charges, expenses and one-time losses or gains, such as amortization of intangibles and other assets, depreciation expense, charges related to stock-based compensation, net interest income and special charges. Because the charges, expenses and one-time items we exclude in calculating pro forma net loss are subject to change and fluctuation, we are currently not providing guidance concerning when we expect to report GAAP net income.

Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting. Further, these non-GAAP results are important indicators management uses for planning and forecasting in future periods and for making financial and operating decisions. Although Loudeye believes, for the foregoing reasons, that its presentation of non-GAAP financial measures enhance investors’ understanding of Loudeye’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company’s performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures. Additional details regarding these items are included in the Company’s Form 8-K furnished to the SEC concurrently with this press release.

Financial Tables Follow

LOUDEYE CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

REVENUES	$5,080	$2,811	$10,202	$9,024
COST OF REVENUES	3,480	1,562	6,725	5,788

Gross profit	1,600	1,249	3,477	3,236
Gross profit percent	31%	44%	34%	36%
OPERATING EXPENSES
Research and development	1,325	399	2,668	1,368
Sales and marketing	1,478	486	2,949	2,867
General and administrative	3,798	1,614	7,990	6,106
Amortization of intangibles and other assets	325	157	591	943
Stock-based compensation	21	723	186	954
Special charges(1)	—	—	(50)	8,437

Total operating expenses	6,947	3,379	14,334	20,675
OPERATING LOSS	(5,347)	(2,130)	(10,857)	(17,439)
GAIN ON SALE OF MEDIA RESTORATION ASSETS	273	—	113	—
OTHER INCOME, net	93	(210)	335	(21)

Net loss	$(4,981)	$(2,340)	$(10,409)	$(17,460)

Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.15)	$(0.37)

Weighted average shares — basic and diluted	79,285	50,401	71,149	47,659

NON-GAAP PRO FORMA INFORMATION:
Net loss	$(4,981)	$(2,340)	$(10,409)	$(17,460)
Adjustments to reconcile GAAP net loss to pro forma net loss:
Amortization of intangibles and other assets	325	157	591	943
Depreciation	653	267	1,426	1,080
Stock-based compensation	65	760	268	998
Increase in fair value of common stock warrants	—	222	—	222
Gain on sale of media restoration assets	(273)	—	(113)	—
Interest (income) expense, net	(93)	7	(149)	(82)
Special charges(1)	—	—	(50)	8,437

Pro forma net loss	$(4,304)	$(927)	$(8,436)	$(5,862)

Basic and diluted pro forma net loss per share	$(0.05)	$(0.02)	$(0.12)	$(0.12)

Weighted average shares — basic and diluted	79,285	50,401	71,149	47,659

(1)	Special charges of $8,437 relate primarily to the impairment of assets in accordance with our long-lived asset policy. During the nine months ended September 30, 2003, we recorded impairment charges for goodwill, intangible assets and property and equipment of $5.3 million, $685 and $601, respectively. The remaining costs related to corporate restructurings and facilities consolidations.

LOUDEYE CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30,	December 31,
	2004	2003

ASSETS
Current assets:
Cash, cash equivalents, and marketable securities	$24,731	$21,940
Accounts receivable, net	6,443	1,781
Prepaid expenses and other current assets	1,293	345
Assets held for sale	—	363

Total current assets	32,467	24,429
Restricted investments	305	316
Property and equipment, net	5,113	1,123
Goodwill and intangible assets, net	41,987	86
Assets held for sale	—	730
Other assets, net	249	360

Total assets	$80,121	$27,044

LIABILITIES
Current liabilities:
Accounts payable	$5,842	$1,229
Line of credit	—	1,285
Accrued compensation and benefits	686	378
Other accrued expenses	3,800	1,155
Accrued special charges	521	1,670
Accrued acquisition consideration	11,007	—
Deferred revenue	3,884	485
Current portion of long-term debt and capital leases	1,249	1,348
Liabilities related to assets held for sale	—	98

Total current liabilities	26,989	7,648
Deferred revenue	1,577	228
Common stock payable related to acquisition	3,208	—
Accrued acquisition consideration, net of current portion	3,812	—
Long-term debt and capital leases, net of current portion	1,250	2,135

Total liabilities	36,836	10,011
STOCKHOLDERS’ EQUITY	43,285	17,033

Total liabilities and stockholders’ equity	$80,121	$27,044